FOR IMMEDIATE RELEASE	March 22, 2010
Contact: Susan M. Jordan
732-577-9997

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

JOINS THE WILSHIRE US REIT INDEXSM (WILREIT)

FREEHOLD, NJ, March 22, 2010 …….. Monmouth Real Estate Investment Corporation (NASDAQ:MNRTA) is proud to announce that it was  added to the Wilshire US Real Estate Investment Trust  IndexSM (Wilshire US REIT IndexSM)  effective after the markets closed on March 19, 2010 in conjunction with the quarterly rebalancing of the index.

The Wilshire US Real Estate Securities IndexSM (Wilshire US RESI), of which the Wilshire US REIT Index is a subset, was introduced in September 1991 by Wilshire Associates Incorporated, a leading global independent investment services and consulting firm.  The purpose was to create an index of publicly traded real estate equity securities without the limitations of other appraisal based indexes. The recently introduced Wilshire US REIT exchange-traded fund (NYSE Arca:WREI) is the only ETF based upon the Wilshire US REIT Index, which measures U. S. publicly-traded real estate investment trusts.

Eugene W. Landy, President, stated, “We are extremely pleased to have Monmouth Real Estate Investment Corporation gain inclusion in the Wilshire US REIT Index.  This should result in both improved liquidity for our shareholders as well as increased efficiency in the valuation of our shares.  We look forward to remaining on this respected benchmark for many years to come.”

Monmouth Real Estate Investment Corporation, which was organized in 1968, is a publicly-owned real estate investment trust specializing in net-leased industrial properties.   The Company’s portfolio consists of sixty-one industrial properties and one shopping center located in twenty-five states.  In addition, the Company owns a portfolio of REIT securities.

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